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                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in thousands)

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


                                                                    YEARS ENDING DECEMBER 31,
                                                          --------------------------------------------
                                                               1993    1994     1995    1996     1997
                                                               ----    ----     ----    ----     ----

Net pre-tax income                                           21,043  16,437    (406)  44,488   47,186

Fixed charges:
    Interest  expense, including debt issue amortization        725     942   4,631    3,684   13,243
    Capitalized Interest                                         --     118     403        8       --

    Interest portion of rent expenses                           368     401     446      462      492
                                                             ------  ------   -----   ------   ------

    TOTAL FIXED CHARGES                                       1,093   1,461   5,480    4,154   13,735

Less:  Capitalized Interest, net                                 --    (118)   (403)      (8)      --
                                                             ------  ------   -----   ------   ------
                                                              1,093   1,343   5,077    4,146   13,735

Earnings Before Fixed Charges                                22,136  17,780   4,671   48,634   60,921

    RATIO OF EARNINGS TO FIXED CHARGES                        20.25   12.17    0.85    11.71     4.44

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